Exhibit 10.11

AGREEMENT

BETWEEN

TROPICANA CASINO AND RESORT

and

TEAMSTERS LOCAL 331

INTERNATIONAL BROTHERHOOD OF TEAMSTERS, AFL-CIO

Effective: October 1, 2005 to September 30, 2008

THIS AGREEMENT made and entered into this                    day of                     , 2005 by and between TROPICANA CASINO AND RESORT, hereinafter referred to as the “Company” or “Employer”, and TEAMSTERS LOCAL 331, affiliated with, INTERNATIONAL BROTHERHOOD OF TEAMSTERS, AFL-CIO, hereinafter referred to as the “Union”.

ARTICLE 1

RECOGNITION AND DEFINITIONS

1.             The Employer recognizes the Union as the sole and exclusive bargaining representative of all regular full-time and part-time Slot Attendants at the casino/hotel located at South Brighton Avenue, Atlantic City, New Jersey.

2.             The parties agree that the bargaining unit shall consist of only those employees described above and shall exclude casual, seasonal and secondary employees, managers, guards, all other employees and supervisors as defined by the Act.

3.             This Agreement is intended to govern wages, hours and working conditions of employees hired and classified by the Employer as Slot Attendants.

4.             A regular full-time employee is defined as a person hired to regularly work forty (40) hours or more per week, subject to the availability of work.

5.             A regular part-time employee is defined as a person hired to fill a part-time (regularly scheduled up to thirty-two (32) hours per week) basis, subject to the availability of work.

ARTICLE 2

NEW JERSEY CASINO CONTROL ACT - PERTINENT REGULATIONS

1.             The parties hereto recognize and agree that the State of New Jersey Casino Control Act (P. L. 1977, c. 110), as amended, (the “Act”) and the rules and regulations thereunder contain provisions requiring the licensing of employees and other provisions regulating and controlling labor unions and certain employees of the Employer, and that this Agreement is subject thereto in all respects, and will be effective only upon timely compliance with said provisions.

2.             The parties recognize that the State of New Jersey Casino Control Act provides that unions seeking to represent employees licensed under the Act are required to register with the Casino Control Commission. It is understood and agreed that, unless exempted from the registration requirements, the Union will, as a condition of this Agreement, so register. Should the Union fail for any reason to obtain an exemption from registration or to obtain timely and valid registration, or should such registration, once obtained, be suspended or canceled, the Employer’s obligation to bargain with the Union and to observe the provisions of the Articles of this Agreement shall terminate; provided, however, that upon obtaining an exemption from registration as required under the Act within the term of this Agreement, the provisions thereof so terminated shall be reinstated.

ARTICLE 3

EMPLOYMENT PROCEDURE

1.           Where there is a need for new employees in the bargaining unit classification, the Employer will notify the Union of the opening and the requisite qualifications and will give equal consideration to all job applicants whether referred by the Union, or recruited from the open market. The Union acknowledges that the Employer is under no obligation to hire job applicants referred by the Union.

2.           It is further understood and agreed that, as a condition of employment, certain employees of the Employer may be required to be licensed under the Act. If an employee is required to be licensed and fails to obtain such a license or loses such a license for any reason, he shall be terminated from employment and such termination shall not be subject to the grievance and/or arbitration procedures of this Agreement, and the Employer will not be subject to any other action by the employee or the Union with respect to such termination. Should the employee’s license subsequently be issued or reinstated, he will be eligible at the sole discretion of the Employer for re-employment if a vacancy exists in his job classification.

ARTICLE 4
PROBATIONARY EMPLOYEES

1.           All new employees or rehired former employees shall be on a trial or probationary period during the first ninety (90) calendar days of employment and such employee may be terminated within that period at the discretion of the Employer, with or without cause, and without recourse to the grievance and/or arbitration procedure. However, after sixty (60) calendar days of employment up to ninety (90) calendar days of employment, the probationary employee shall have the right of the use of the grievance procedure but not the right of arbitration.

ARTICLE 5

UNION SECURITY

1.           Subject to the provisions of the Labor Management Relations Act of 1947, as amended, it shall be a condition of employment that all employees covered by this Agreement, who are members of the Union in good standing on the date of execution of this Agreement shall remain members in good standing throughout their employment, and those who are not members on the date of execution of this Agreement, shall become and remain members in good standing of the Union following the sixtieth (60th) day of employment after the execution of this Agreement.

2.             In the event that any employee fails to provide for the timely tender of customary dues and initiation fees, Employer shall discharge that employee within seven (7) days of receipt of written demand thereof from the Union.

3.             Notwithstanding anything to the contrary, Sections 1 and 2 shall not be applicable if all or any part thereof shall be in conflict with applicable law.

ARTICLE 6

CHECK-OFF

Dues and Initiation fees

1.             It is understood and agreed between the Employer and the Union that the Employer will deduct any back unpaid Union dues and initiation fees owed the Union (provided such indebtedness for dues or initiation fees were incurred during employment with the Employer) as well as current monthly dues and initiation fees, from the paycheck of all employees who have signed proper legal authorization for such deductions and who are covered by the agreement, on the third (3rd) pay day of each month proceeding the current month for which current union dues and initiation fees are due the Union. The Employer further agrees to remit to the Secretary/Treasurer of the Union, immediately after the check off payday, all Union dues and initiation fees so deducted from the paychecks of employees covered by this Agreement.

Teamsters Local 331 Political Action and Social Fund:

2.             Upon receipt of written authorization for deductions from wages, the Employer agrees to deduct from the wages of employees their contribution to the Teamsters Union Local 331 Political and Social Fund, or such similar organizations as may be requested by the Union. The Employer will make deductions on a weekly basis as provided in the authorization, and will forward the amounts deducted to the Teamsters Union Local 331 Political and Social Fund, P.O. Box 1073, Pleasantville, NJ 08232 on a monthly basis. No such authorization shall be recognized if it is in violation of state or federal law. No deduction shall be made if it is prohibited by applicable law.

3.             The Union will indemnify and save the Employer harmless against any and all claims, demands, suits, disputes and other forms of liability which shall arise out of or by reason of action taken or not taken by the Employer for the purpose of complying with the terms of this Article.

ARTICLE 7
UNION REPRESENTATIVES AND SHOP STEWARDS

1.             Union officials shall have the right to enter the premises to satisfy themselves that this Agreement is being observed. Representatives of the Union will notify the Labor Relations Department prior to coming to the work place to investigate grievances, meet with the Shop Steward or conduct any function with respect to the terms and conditions of this Agreement. Authorized representatives of the Union shall be granted access at reasonable times to those areas where employees represented by the Union are employed when such visits are necessitated by matters concerning the administration of this Agreement or grievances hereunder. They will conduct their business as expeditiously as possible and at such a time and manner as shall not prevent or interfere with the orderly operation of the Employer’s business.

2.             The Union may select from among the employees four (4) Shop Stewards and up to four (4) Alternate (s) and the Alternate (s) shall only act in the absence of the Shop Stewards. The authority of the Shop Stewards and Alternate (s) shall be limited to the investigation and presentation of grievances in accordance with the provisions of this Agreement and the transmission of such messages and information which shall originate with and are authorized by the Union. The Union agrees to notify the Employer in writing of the employee selected to serve as Shop Stewards/Alternates and of any subsequent changes.

3.             No Steward shall leave his assigned work station or cease to perform his duties without first receiving authorization from his Supervisor. The Union may post on a bulletin board such notices and a copy given to the Director of Labor Relations, up to date seniority lists, and all bid postings will be posted on the bulletin board.

ARTICLE 8

SENIORITY

1.             For the purpose of this Agreement, seniority shall be defined as length of continuous service from the employee’s last employment date with the Employer within the bargaining unit. The employee’s status regular full-time or part-time will determine on-which seniority list the employee is accruing seniority.

2.             The seniority date of regular full-time and regular part-time employees who successfully complete their probationary period set forth in Article 4 shall date from that employee’s last date of hire; provided, however, that during the probationary period, an employee shall have no seniority.

3.                                       Seniority shall be broken by any of the following events:

a.                                       Voluntarily quit.

b.                                      Discharge for cause.

c.             Failure because of layoff, or any other reason to perform any work for the Employer for six (6) months or a period equal to the affected employee’s seniority at the time he last ceased active work for the Employer, whichever period is shorter.

d.             Failure to report to work on the next scheduled work day specified by Employer in a notice of recall from layoff sent by registered or certified mail to the employee’s last known address.

e.             Failure to report to work upon expiration of a leave of absence.

f.              Absence from work without notice to the Employer for three (3) work days.

4.                                       Any loss of seniority under Sections d, e or f shall constitute voluntary leaving of work without good cause.

5.             An employee who incurs a loss of seniority, if subsequently re-employed, will resume employment as a new employee.

6.             The Employer shall layoff and recall employees based upon the skill and efficiency of employees as determined by management in the classification in which work is available, giving due consideration to seniority where qualifications are determined as equal. However, if a less senior employee holds a job that no senior employee can fill, such employee will be retained and the next senior employee shall be laid off in their place.

7.             The Employer will give all regular employees forty-eight (48) hours notice of layoffs for lack of work. This provision will not apply in the case of layoffs caused by strikes, acts of God, power failure, fires, mechanical breakdowns, civil insurrections, necessary business decisions or other reason beyond the control of the Employer.

8.             In the event of a layoff, the Shop Steward, not including the alternate, will be the last one laid off and the first employee recalled.

9.             When a bid for a schedule is posted, it will be posted for a period of two (2) weeks. The schedule will be awarded in two (2) weeks to the employee who has the ability and necessary qualifications to efficiently perform the work, in order of seniority.

ARTICLE 9
MANAGEMENT RIGHTS

Except to the extent expressly abridged, delegated, granted, or modified by a specific provision of the Agreement, the Employer reserves and retains all the rights, powers, and authority that the Employer or its predecessor had prior to the signing of an Agreement, and these rights, powers and authority shall remain exclusively and without limitation within the rights of management. It is agreed that the Employer alone shall have the authority to determine and direct the policies and methods of operating the business, without interference by the Union. Without limiting the generality of the foregoing, the sole and exclusive rights of management which are not abridged by this Agreement include, but are not limited to, the right to close its business or any part thereof; to discontinue or automate process or operations; the right to determine the qualification for new employees and to select its employees; to determine the size and composition of its working force; to determine work schedules; to determine the number and type of equipment, materials and supplies to be used; to hire, promote, transfer, assign, layoff and recall employees to work; to reprimand, discharge, or otherwise discipline employees for just cause; to determine and redetermine job content and prorate the amount and types of work needed; to determine the assignment of work; to schedule the hours and days to be worked on each job and each shift; to discontinue, transfer, subcontract or assign all or any part of its business operations, however, the Employer agrees to give advance notice to the Union in writing, and upon request to discuss the effects with the Union; to expand, reduce, alter, combine, transfer, assign or cease any job, job classification, department or operation; to control and regulate or discontinue the use of supplies, equipment, and other property owned, used, possessed, or leased by the Employer; to make and change reasonable rules, policies, and practices; to introduce new, different or improved methods and processes of maintenance, service and operations; and otherwise generally to manage the business and direct the work force; the Employer’s failure to exercise any function or right hereby reserved to it, or its exercising any function or right in a particular way, shall not be deemed a waiver of its right to exercise such function or right, nor preclude the Employer from exercising the same in some other way not in conflict with the express provision of this Agreement.

ARTICLE 10

CONTROL AND DISCHARGE

1.             The Employer shall have the sole right to direct and control its employees. The Employer reserves the right, which right is hereby recognized by Union, to hire, retain, promote, demote, transfer, layoff, discipline, discharge or rehire according to the requirements of the business and according to skill and efficiency. The Employer shall have the unquestioned right to suspend or discharge employees for actions such as but not limited to dishonesty, willful misconduct, incompetence, drinking or drunkenness on the job, insubordination, use or possession of a controlled substance on Company property, other good cause, or participation in a proven, deliberate slowdown, work stoppage, or strike in violation of this Agreement, provided, however, the Union does not waive its right to arbitrate.

ARTICLE 11

GRIEVANCE AND ARBITRATION PROCEDURE

1.             For the purpose of this Agreement, a grievance is defined as a complaint, dispute, or controversy between the parties as to the application or interpretation of a specific provision of this Agreement, but not including those which are specifically excluded from the grievance and arbitration procedures as provided elsewhere in this Agreement.

2.             All grievances shall be processed exclusively in the following manner:

Step One                Not later than three (3) workdays after the event giving rise to the grievance, or three (3) workdays after the employee should reasonably have learned of the event giving rise to the grievance, whichever is later, the employee and the shop steward must discuss the grievance with his shift manager. The shift manager shall orally respond to the employee and the shop steward not later than three (3) workdays thereafter.

Step Two               If the grievance is not settled at Step One, the employee and/or shop stewards, not later than seven (7) calendar days day thereafter, must submit a written grievance to Labor Relations. The Assistant V.P. of Human Resources or designee shall give their written answer to the grievance within seven (7) calendar days after receipt of the grievance.

Step Three             If the grievance is not settled at Step Two, the Union, not later than fourteen (14) calendar days after receipt of the written Answer, the Assistant V.P. of Human Resources or designee, shall meet with the employee, the employee’s shop steward, and the Union Business Agent. The Assistant V.P. of Human Resources, or designee, shall give written answer to the grievance within seven (7) calendar days after such meeting, which answer shall be final and binding on the employee, the Union and the Company, unless it is timely appealed to arbitration by the Union-in accordance with the procedures set forth in this Article.

All grievances presented at Step Two shall set forth: the facts giving rise to the grievance; the provision[s] of the Agreement, if any, alleged to have been violated; the names of the aggrieved employee[s]; and the remedy sought. All grievances at Step Two of the procedure set forth in Section 2 herein shall be signed and dated by the aggrieved employee and/or his shop steward. All written answers submitted by the Company shall be signed and dated by the appropriate company representative.

The time limitations set forth in this Article are of the essence of this Agreement. No grievance shall be accepted by the Company unless it is submitted within the time limits set forth in Section 2 herein. All grievances not raised in a timely fashion or not processed within the time periods set out below shall be considered waived and abandoned.

The grievance may be submitted to expedited arbitration or arbitration, within fourteen (14) calendar days. It is understood that the parties, by mutual agreement, may extend the time periods for processing grievances.

3.             It is further understood and agreed by both parties that when a grievance occurs, or it is alleged that there has been a violation of, or non-compliance with, any of the terms of this Agreement, there shall be no interference or restraint or countermanding of Management’s directions by the Union or any of its representatives or by the employees and there shall be no refusal to comply with Management’s directions or orders at any time; the employees are to perform their duties as directed by the Employer without interruption and the matter shall be processed through the grievance procedure as set forth above.

The Employer agrees to meet promptly with the Union or the delegated Steward at a mutually convenient time in an effort to resolve issues which may arise.

4.             In the event that a timely grievance is referred to arbitration, the grievance shall be submitted to the American Arbitration Association with the request that the Association send to the parties a list of arbitrators pursuant to its procedures. Timely grievances may be submitted to expedited arbitration-in lieu of regular arbitration. The arbitrator shall have no power to add to, delete from, amend, change or alter any terms of this Agreement.

5.           Expedited arbitrations shall be exclusively limited to the following:

(i)                                     Disciplinary notices involving a suspension not resulting in termination;

(ii)                                  Termination involving absenteeism and/or tardiness; of

(iii)                               Other timely grievances where the Parties mutually agree in writing to implement the expedited arbitration procedure.

a.                                       Arbitrators for expedited arbitration hearings will be selected from a rotating panel of ten (10) arbitrators mutually agreeable to the Parties. The rotating panel will be selected on an annual basis to coincide with the effective date of this agreement. Expedited arbitrations will be conducted within fourteen

(14) calendar days from the selection of the arbitrator, or within such additional time as agreed upon by both parties.

b.                                      Representatives of the Parties at an expedited arbitration shall be limited to a business agent for the Union and a member of the labor relations staff for the Employer. A decision shall be rendered in writing within seventy-two (72) hours without the aid of transcripts or briefs.

c.                                       Either party has the exclusive right to cancel the expedited arbitration process, as provided herein, at any time during the term of this agreement. Such cancellations shall not be subject to the grievance and arbitration provisions of this agreement.

d.                                      Decisions rendered in expedited arbitration shall not be introduced or referred to in any other arbitration, or expedited arbitration.

6.               The following shall apply to all arbitrations and expedited arbitrations:

a.                                       A decision or award of the arbitrator made in accordance with his/her authority under the contract shall be final and binding upon the parties hereto. The expense incidents to the arbitration shall be borne equally by the Union and the Employer.

b.                                      Only one (1) grievance shall be heard by the arbitrator at any one (1) time, unless otherwise agreed to by both parties.

c.                                       The arbitrator shall have no power to add to, delete from, amend, change or alter any other terms of this Agreement.

7.             In any disciplinary cases evidence of the comparative treatment of non-bargaining unit employees shall be inadmissible for the purposes of challenging the propriety of discipline imposed; except for cases involving Article 23.

ARTICLE 12

CLASSIFICATION AND WAGE RATES

1.             Effective November 9, 2002 the start rate for Slot Attendants shall be $8.75 per-hour. After completion of twelve (12) months of continuous employment, such Slot Attendants shall receive an hourly rate of $9.25 per hour. Effective October 1, 2007, the start rate shall be increased to $9.00 and the one (1) year rate to $9.50.

2.                                       Effective October 1, 2005 there shall be a wage increase of thirty-five cents ($.35) per hour for those employees who have been continuously employed for more than twelve (12) months as of that date. Effective October 1, 2006 there shall be a wage increase of thirty-five cents ($.35) per hour for those employees who have been continuously employed for more than twelve (12) months as of that date. Effective October 1, 2007, there shall be a wage increase of forty cents ($.40) per hour for those employees who have been continuous employed for more than twelve (12) months as of that date.

ARTICLE 13

HOURS OF WORK AND OVERTIME

1.                                  The normal work week for regular full-time employees shall consist of five (5) days and the regular work day shall consist of eight (8) hours including three (3) thirty (30) minute breaks. This meal and rest period shall be taken in accordance with the specified break schedule as determined by management. The employee shall be entitled to a meal supplied by the Employer at no cost to the employee. This shall not constitute a guarantee of any number of hours of work per day or per week.

2.                                  All hours of work in excess of forty (40) hours in any one (1) week and in excess of eight (8) hours in any one (1) day shall be paid for at the rate of one and one half (1-1/2) times the employee’s regular straight-time hourly rate of pay. There will be no pyramiding of overtime pay, or premium pay under any of the terms of this Agreement; that is, no type of premium or overtime pay shall be combined with or paid concurrently with any other type. Where more than one (1) premium or overtime rate applies to the same hours of work, the higher rate only shall be paid.

3.                                  When a need for daily overtime occurs, it will be first offered on the shift of scheduled regular full-time employees who are qualified to work the area in which the overtime occurs on a volunteer basis. In the event there are more volunteers than needed, the Employer shall select the most senior qualified employees. If not enough employee volunteers for the overtime, the overtime may then be mandated in reverse order of seniority. For every two (2) hours of daily overtime an employee is scheduled to work, they will be entitled to take one (1) twenty (20) minute break.

4.                                  Slot Attendants may sign up in advance for scheduled overtime opportunities, which may occur on their days off. Such overtime will be given on a seniority basis among the employees who-have signed the list.

5.                                  Slot Attendant work areas shall be rotated among the employees equally according to the computer point system.

ARTICLE 14
PERFORMING BARGAINING UNIT WORK

No supervisor or any other union or non-union employees shall perform the duties done ordinarily by employees in the bargaining unit, except for purposes of instructions, bona fide emergencies, a temporary influx of business or when it is necessary to operate the Casino in an efficient and satisfactory manner.

ARTICLE 15
HOLIDAYS

1.                                       The following days shall be recognized as holidays for regular full-time non-probationary employees:

New Year’s Day

President’s Day

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Christmas Day

2 Personal Days

2.                                       Regular full time employees who have completed the probationary period and who have been actively at work during the week in which a recognized holiday occurs shall be eligible to receive pay for any recognized holiday on which work is performed, provided they have worked their full scheduled day before and their full scheduled day after the holiday, unless excused by the Employer.

3.                                       Holiday Pay Procedure

a.                                       An eligible full-time employee shall be paid regular wages up to a maximum of eight (8) hours for time not worked on a recognized holiday.

b.                                      An eligible full-time employee shall be paid one and one-half (1 1/2) time his or her regular hourly rate for all time worked on a holiday and in addition, shall receive eight (8) hours straight time pay as holiday pay.

c.                                       An eligible part-time employee shall receive straight time his or her regular hourly rate for all time worked on a holiday plus holiday pay.

4.                                       Holiday scheduling shall first be offered on a voluntary basis; however, the Employer reserves the right to assign schedules in reverse seniority order if, in Management’s determination, there are not enough volunteers to meet the anticipated work requirements.

5.                                       Part-time employees will be required to work all named holidays unless excused by the Employer.

6.                                       An employee scheduled to work on a recognized holiday and who fails to do so also forfeits the holiday pay.

7.                                       Should a recognized holiday occur while an employee is on paid vacation that employee shall be given an extra day’s pay at straight time for eight (8) hours, in the vacation check.

ARTICLE 16

VACATIONS

1.                                       All regular full-time employees covered by this Agreement, upon completing one (1) year of continuous employment shall be entitled to one (1) week of vacation with pay.

2.                                       All regular full-time employees covered by this Agreement, upon completing two (2) years of continuous employment shall be entitled to two (2) weeks vacation with pay.

3.                                       All regular full-time employees covered by this Agreement, upon completing eight (8) years of continuous employment shall be entitled to three (3) weeks vacation with pay with the exception of the employees who are receiving as of the effective date of this Agreement three (3) weeks vacation with pay for completing five (5) years of continued employment who shall continue to receive three (3) weeks vacation with pay.

4.                                       All regular full-time employee covered by this Agreement who are receiving as of the effective date of this Agreement four (4) weeks vacation with pay shall continue to receive four (4) weeks vacation.

5.                                       Part-time employees will receive vacation in accordance with the above schedule except on pro-rata basis in accordance with the Employer’s current method of calculating vacation pay.

6.                                       Vacation pay will be at the Employee’s straight time rate of pay.

7.                                       Employees who have completed more than one (l) year of employment and who are terminated for reasons other than cause, shall be entitled to a proration of earned vacation for the year in which the termination, or retirement, occurs provided they have completed at least six (6) months employment since their last anniversary date.

8.                                       Scheduling of vacations shall be done in accordance with the current system except that employees will not be mandated to take unpaid vacation.

ARTICLE 17

GROUP INSURANCE BENEFITS PLAN

On or after the effective date of this Agreement employees who average thirty two (32) hours per week in the prior calendar year shall be entitled to receive Health Coverage, Life Insurance and accidental death and dismemberment on the same terms and conditions Tropicana, in its sole discretion, shall then be offering to all its non-union employees.

ARTICLE 18

SEVERANCE AND LEGAL FUNDS

1.                                       The Employer shall make the following contributions to the Teamsters Local 331 Severance Fund on behalf of each non-probationary bargaining unit employee covered by this Agreement who works a minimum of twenty (20) hours per week, for each straight time hour worked or paid, not to exceed two thousand and eighty (2080) hours per year, in the following amounts:

Effective October 1, 2005	$.55
Effective October 1 2006	$.75
Effective October 1, 2007	$.80

2.                                  The Employer shall make the following contributions to the Teamsters Local 331 Legal Fund on behalf of each non-probationary bargaining unit employee covered by this Agreement who works a minimum of twenty (20) hours per week, for each straight time hour worked or paid, not to exceed two-thousand and eighty (2080) hours per year, in the following amounts:

Effective October 1, 2005	$.10
Effective October 1, 2007	$.15

3.                                  Notwithstanding the effective dates of the contributions set forth above, the-Employer will not be obligated to make any contribution’s to any fund administered in whole or in part by the Union unless and until the Union has first complied with the registration requirements of the New Jersey Casino Control Commission, or it has been determined legally that the Union is not required to comply with such requirements.

4.                                       It is further agreed and understood that the Employer shall have no liability for any retroactive payment for any period during which contributions are or have not been made because the provisions in Section 3 above had not been satisfied.

5.                                       The Employer agrees that it has designated the Employer trustees on all of said Funds as its trustees and that said trustees are authorized to act on its behalf and to enter into all amendments to the trust instruments and to adopt all rules and regulations which are within their power and are deemed appropriate by the trustees for the proper functioning of the Funds and the welfare of the beneficiaries.

6.                                       The Union certifies that each of the said Funds are duly qualified in accordance with the rules and regulations of the Internal Revenue Service (to permit tax deductions) and are jointly administered Trust Funds, duly established and authorized in accordance with Section 303 of the National Labor Relations Act of 1947, as amended.

7.                                       Upon receipt of written authorization for deduction from wages, the Employer agrees to deduct from the wages of the employees their contribution to the Teamster 401K plan. The Employer shall only be required to make a payroll deduction. The Employer shall not be obligated to make any matching contributions.

ARTICLE 19

LEAVE OF ABSENCE

1.                                       Leaves may be granted by the Employer at its discretion for any reason to regular employees having completed six (6) months of continuous service since his/her last date of hire, the duration of which leave shall be mutually agreed upon by the Employer and the employee, but in no event for longer than six (6) months. The Employer shall not unreasonably refuse to grant leaves of absence for compelling personal reasons or for reasons of illness and/or injury. It is expressly understood and agreed that leaves for compelling reasons shall not exceed thirty (30) days.

2.                                       Employees shall submit a written request for a leave of absence stating the reason for the leave, the commencement date, and the date of the return to work. In the case of a leave sought for reasons of illness or injury, the request for leave shall be accompanied by a physician’s certificate.

3.                                       The Employer may replace an employee on leave of absence with a temporary employee.

4.                                       The parties recognize that the leaves of absence that may be granted in Paragraph 1 above, including leaves for-workers compensation, encompass leaves that may be taken under the NJFLA and FMLA and that these leaves run concurrently with any leave granted above.

ARTICLE 20

FUNERAL LEAVE

1.                                       Any non-probationary full-time employee is permitted up to five (5) consecutive work days paid absence due to the death of a spouse, child or domestic partner. Up to three (3) days paid leave will be granted in the death of a parent, grandparent, grandchild, brother, sister and mother or father in-law. To receive payment for funeral leave, the employee must notify his/her supervisor of the reason for the absence. The Supervisor may request appropriate documentation to substantiate the reason for the absence.

ARTICLE 21

JURY DUTY

1.                                       Any non-probationary employee who is called for jury duty shall be excused from work for the days on which he or she serves and shall receive for each day of jury duty service on which he or she otherwise would have worked, the difference between his/her regular rate of pay at straight-time and the payment he received for jury service. The employees shall be required to present proof of service and the amount of pay received. Therefore, anything herein to the contrary notwithstanding, no employee shall be paid pursuant to this clause for more than ten (10) days during the term of this Agreement or any extension thereof; and the Employer shall have the right, at any time, to have any employee called for jury duty relieved in any manner permitted by law.

ARTICLE 22

SAFETY

1.                                       The Union and the Employer agree that it is in the best interests of all members of the bargaining unit to maintain a safe and healthy work place and to observe all safety requirements.

2.                                       Violations of normal or established safety policies and procedures shall be grounds for disciplinary action up to and including discharge.

ARTICLE 23

NON-DISCRIMINATION

1.                                       There shall be no discrimination against any employee because of Union membership or lawful Union activities or because of race, color, sex, age, creed or national origin, as required by law; and, as well, the parties recognize and agree to comply with the Equal Employment Opportunity and Affirmative Action requirements of the New Jersey Casino Control Act.

ARTICLE 24

IDENTIFICATION BADGES AND TIME RECORDS

1.                                       Employees issued identification badges or forms for time worked shall be responsible for same and shall not cause any other employee to use their identification badge, or record time on his time card, nor shall any employee use any other employee’s badge to record time for another employee. Violations of this procedure shall be grounds for discharge.

ARTICLE 25

INDIVIDUAL AGREEMENTS

1.                                       No employee covered by this Agreement shall be compelled or permitted to enter into any individual contract of employment set forth herein.

ARTICLE 26

ENTIRETY AND SEPARABILITY

1.                                       This Agreement contains all of the covenants, stipulations and provisions agreed upon by the parties hereto, unless otherwise provided in writing. No agent or representative of either party has the authority to make, and the parties hereto shall not be bound by nor liable for any statement, representation, promise, inducement or agreement not set forth herein.

2.                                       In the event that any provision of this Agreement shall be rendered invalid by applicable legislation, or be decreed invalid by any court or regulatory agency of competent jurisdiction, such action shall not invalidate the entire Agreement; it being the express intention of the parties hereto that all other provisions not rendered invalid shall remain in full force and effect. The parties agree to attempt to cure such invalidity by negotiations, and to submit the matter to arbitration if such negotiations are unsuccessful.

ARTICLE 27

MOST FAVORED EMPLOYER

1.                                       Recognizing the competitive nature of the casino/hotel industry and the desirability of maintaining a balance among the hotels in Atlantic City, the Union agrees that if it enters into any contract with another employer operating a casino/hotel in Atlantic City containing terms as to wages, hours or conditions which are more favorable to said other employer than the terms or conditions of this contract, then at Employer’s option, said terms shall be incorporated into this Agreement and become supplementary thereto. The Union agrees that upon demand of Employer it shall exhibit to the Employer or its authorized representative any agreement entered into with another casino/hotel in Atlantic City, New Jersey. A failure on the part of the Employer to insist upon the application of this section, whether said failure is intentional or a result of an oversight, shall not constitute a waiver of Employer’s right to demand enforcement of this provision on other occasions. Nothing herein contained shall be interpreted to render this provision applicable to a hotel or motel which does not own or operate a casino in Atlantic City.

ARTICLE 28
NO LOCKOUTS - NO STRIKES

1.                                       Both the Union and the Employer recognize the service nature of the hotel and casino businesses and the duty of the Employer to render continuous and hospitable service to the public in the way of lodging, food and other necessary accommodations. Therefore, the Union agrees, on behalf of the employees in the bargaining unit that it will not call, engage in, participate in or sanction any strike, sympathy strike, work stoppage, picketing, sit-down, sit-in, boycott, refusal to handle merchandise or other interference with the conduct of the Employer’s business for any reason whatsoever, including the dealing by the Employer with non union suppliers or delivery men; nor will the Union interfere with any guest or tenant at the hotel or casino engaged in selling or exhibiting non-union made merchandise or in so doing, employing non-union help. The Employer agrees that it shall not lock out its employees. Any such actions shall be a violation of this Agreement.

ARTICLE 29

PERFECT ATTENDANCE

1.                                       All regular full-time employees covered by this Agreement with over one (1) year’s continuous service shall accrue one normally scheduled day’s pay for attendance without absence during a consecutive three month period of continuous employment as defined below in any calendar year.

January 1 - March 31

April 1 - June 30

July 1 - September 30

October 1 - December 31

2.                                       Lateness shall not count as an absence toward perfect attendance.

ARTICLE 30
SUBCONTRACTING

1.                                       The Employer may subcontract work. However, a subcontract which results in the layoff of any bargaining unit employee(s) will not be permitted.

ARTICLE 31
SUCCESSORS AND ASSIGNS

1.                                       The Agreement shall be binding upon the parties hereto, and the heirs, executors, administrators, successors and assigns of each.

ARTICLE 32
GENERAL CLAUSE

1.                                       The Employer will furnish work uniforms, gloves, tools and other equipment when needed, and shall maintain the same without charge. Should an employee damage through their negligence or lose part of their issued uniforms or tools, the employee shall be responsible for the replacement costs. All items furnished to the employee, shall be returned to the employer, upon termination of employment.

2.                                       Gratuities may be accepted for all customer services only in the form of paper currency, gaming chips or coin. Employees must receive authorization from a supervisor for all services which require the employees to leave their assigned section. Employees must notify a supervisor when a coin gratuity is received. The Union shall encourage employees to execute tip declaration forms.

3.                                       The Employer shall pay for grandfathered employees casino license.

ARTICLE 33
TUITION REIMBURSEMENT

1.                                       Employees shall be eligible to receive tuition reimbursement on the same terms and conditions Tropicana, in its sole discretion, shall then be offering its non-union employees.

ARTICLE 34
TERM - TERMINATION RENEWAL

1.                                       This Agreement shall become effective October 1, 2005 and shall continue in full force and effect until midnight, September 30, 2008, and from year to year thereafter, unless either party hereto shall notify the other in writing by certified mail not less than sixty (60) days prior to September 30, 2008 of any succeeding year, of a desire to terminate or modify or amend this Agreement. In the event that neither party gives sixty (60) days notice, as specified above, the entire

Agreement shall automatically be renewed for the twelve (12) month period following the most recent date of expiration.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed by their duly authorized representative, the day and year first above written.

FOR THE EMPLOYER	FOR THE UNION
Tropicana Casino and Resort	Teamsters Local #331

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